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                                                                     EXHIBIT 2.2


                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated as of December 20, 1999, among PACTIV CORPORATION, a Delaware corporation ("Pactiv"), PACTIV BUSINESS SERVICES INC., a Delaware corporation formerly known as Tenneco Business Services, inc. ("PBS"), and EXULT, INC., a Delaware corporation ("Exult").

                             PRELIMINARY STATEMENTS

         A. PBS is an Affiliate of Pactiv, and operates as a business unit which provides certain financial and administrative services (the "PBS Services") to Pactiv, to certain Affiliates and former Affiliates of Pactiv (including Tenneco Automotive Inc., a Delaware corporation ("TA")), to Packaging Corporation of America, a Delaware corporation and divested Affiliate of Pactiv ("PCA"), and to the folding carton division of Caraustar Industries Inc., which division was formerly part of Pactiv ("Caraustar").

         B. Upon the terms and subject to the conditions set forth more fully herein, Pactiv and PBS desire to sell to Exult, and Exult desires to purchase from Pactiv and PBS, certain of the assets used by PBS in providing such PBS Services.

         C. In connection with such sale, Exult will enter into (i) a service agreement with Pactiv, pursuant to which Exult will provide certain services to Pactiv and, pursuant to Pactiv's existing contracts with PCA and Caraustar, to PCA and Caraustar, and (ii) a service agreement with TA

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I
                              DEFINITIONS AND TERMS

         1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

         (a) "AFFILIATES" shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, "control" means (i) the ownership or control of 50% or more of the equity interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

         (b) "AGREEMENT" shall mean this Agreement (including the Preliminary Statements and all Schedules), as the same may be amended or supplemented from time to time in accordance with the terms hereof.

         (c) "ANCILLARY AGREEMENTS" shall mean the Pactiv Services Agreement, the TA Services Agreement, and each of the instruments of transfer and assignment required to be delivered by the parties pursuant to Section 2.4 or
Section 2.5 of this Agreement.

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         (d) "ASSUMED LIABILITIES" shall mean all liabilities, commitments, or obligations of Pactiv or PBS accruing from and after the Effective Time under the Transferred Contracts, provided that Exult is not assuming liabilities that arise solely from the transfer of the Transferred Contracts to Exult.

         (e) "BOOKS AND RECORDS" shall mean all books, records, files and documents, in any medium relating to any of the Transferred Equipment, the Transferred Licenses, or the Transferred Contracts.

         (f) "CLAIM NOTICE" shall have the meaning set forth in Section 7.5.

         (g) "CONSENT" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to any Person, including any governmental authority necessary to effect the transfer of the Purchased Assets from Pactiv or PBS to Exult.

         (h) "EFFECTIVE TIME" shall mean 12:01 a.m. (Houston time) on January 1, 2000, or such later date or time as may be agreed to by the parties or as such date or time may be extended in accordance with Section 6.1(d)..

         (i) "EMPLOYEE BENEFIT PLAN" means any employee benefit plan as defined in Section 3(3) of ERISA, including any pension plan, as defined in Section 3(2) of ERISA, and any welfare plan, as defined in Section 3(1) of ERISA, and each bonus or other incentive compensation, severance, reduction in force, relocation, salary continuation for sickness or other disability, vacation or education assistance program, or other employee benefit plan, policy or arrangement.

         (j) "EMPLOYEES" shall mean Persons who are employed by PBS or Pactiv at the Woodlands Facility in providing the PBS Services as of the Effective Time, including Inactive Employees. Employees shall include persons who are on the active payroll of PBS or Pactiv immediately prior to the Effective Time and who, although not performing direct services on such date, are deemed to be active employees under PBS's or Pactiv's standard personnel policies, such as employees on vacation, or employees who are on an unpaid leave of absence pursuant to the Family and Medical Leave Act of 1993, as amended. Employees shall not include persons who provide services to Pactiv or PBS pursuant to a contractual relationship between PBS or Pactiv and a third party.

         (k) "ENCUMBRANCES" shall mean liens, charges, encumbrances, security interests, options or any other restrictions or third-party rights.

         (l) "ENVIRONMENTAL LAWS" shall mean all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the release or threatened release of Hazardous Substances, (ii) the generation, use, storage, transportation or disposal of Hazardous


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Substances, or (iii) human safety and health and industrial hygiene in any manner applicable to Pactiv, PBS, their respective Affiliates or the Woodlands Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act "CERCLA" (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
Section 136 et seq.), the Occupational Safety Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, and any analogous local, state and federal laws, ordinances, rules and regulations promulgated pursuant thereto.

         (m) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         (n) "EXULT INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 7.3.

         (o) "HAZARDOUS SUBSTANCES" means (i) any chemical, material or substance of any quantity at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances", "pollutant", "contaminant," special waste, medical waste, or any formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) an oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any radioactive materials; (v) asbestos in any form; (vi) urea formaldehyde foam insulation; (vii) electrical equipment which contains any oil dielectric fluid containing polychlorinated byphenyls; (viii) pesticides; and (ix) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Laws.

         (p) "INACTIVE EMPLOYEES" shall mean persons who are employed by PBS or Pactiv at the Woodlands Facility but who are temporarily absent as of the Effective Time from active employment by reason of illness or injury and who are receiving, eligible to receive, or have previously received, with respect to such illness or injury, workers' compensation or disability payments.

         (q) "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.3.

         (r) "INDEMNIFYING PARTY" shall have the meaning set forth in Section
7.5.

         (s) "KNOWLEDGE" or any similar phrase means the actual knowledge of those management employees of Pactiv or PBS identified on Schedule 1.1.1.


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         (t) "LOSSES" shall have the meaning set forth in Section 7.2.

         (u) "NOTICE PERIOD" shall have the meaning set forth in Section 7.5.

         (v) "PACTIV INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 7.2.

         (w) "PACTIV SERVICES AGREEMENT" means the services agreement in substantially the form of Exhibit A, to be entered into between Pactiv and Exult.

         (x) "PERSON" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

         (y) "PURCHASED ASSETS" shall mean the following assets, properties and rights of PBS or Pactiv, as the case may be, as they exist on the date hereof, with such changes, deletions or additions thereto as may occur from the date hereof to the Effective Time consistent with the terms and conditions of this
Agreement:

             (i)   the Transferred Equipment;

             (ii)  the Transferred Licenses;

             (iii) the Transferred Contracts; and

             (iv)  the Books and Records.

The rights under the Transferred Contracts or Transferred Licenses accruing prior to the Effective Time (including any claims for overpayments) are not included in the Purchased Assets.

         (z) "RETAINED ASSETS" shall mean all assets of Pactiv or PBS other than the Purchased Assets.

         (aa) "RETAINED LIABILITIES" shall mean all liabilities of Pactiv or PBS other than the Assumed Liabilities. Without limiting the generality of the foregoing, the Retained Liabilities include:

                  (i) Any liabilities or obligations under any Transferred Contract or Transferred License required to be paid or performed on or prior to the Effective Time;

                  (ii) Other than as set forth in Section 5.4(b) (regarding Exult's obligation to employ certain Employees on Family Medical Leave Act or Inactive Employees), Section 5.4(e) (regarding Exult's obligation to grant Transferred Employees credit for their years of service with Pactiv or PBS prior to the Effective Time) or Section 5.5 (regarding certain WARN Obligations), any accrued or other liability to or with respect to any Employee relating to service prior to the Effective Time or the transfer of the Transferred Employees to Exult, including severance


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         benefits, pension benefits, vacation benefits, sick leave benefits, holiday pay and any accrued or other liability under any plan or agreement of the type described in Section 3.8 with respect to any past or present Employees of Pactiv, PBS or their current or former Affiliates;

                  (iii) Any liabilities or obligations of Pactiv, PBS or their respective Affiliates in respect of any Environmental Laws or any Hazardous Substances;

                  (iv) Any liability of Pactiv, PBS or their current or former Affiliates for any Taxes due before, on or after the date of this Agreement, except as provided in Section 2.6;

                  (v) Any liabilities or obligations arising from any violation by Pactiv, PBS or their respective current or former Affiliates of any federal, state, local or foreign law, decree, order or regulation or arising from their failure to obtain or maintain any federal, state, local or foreign license, permit or other governmental authorization;

                  (vi) Any liability or obligation (contingent or otherwise) arising out of any threatened or pending litigation against Pactiv or PBS;

                  (vii) Any liability or obligation of Pactiv or PBS arising prior to the Effective Time, including any liability or obligation arising from any act, occurrence, event or omission which occurs (or fails to occur) before the Effective Time; and

                  (viii) Any indebtedness of Pactiv, PBS or their respective current or former Affiliates.

         (bb) "TA SERVICES AGREEMENT" means the services agreement in substantially the form of Exhibit B, to be entered into between TA and Exult.

         (cc) "SERVICE AGREEMENTS" means the Pactiv Services Agreement and the TA Services Agreement.

         (dd) "TAXES" shall mean all federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, goods and services, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

         (ee) "TRANSFERRED CONTRACTS" shall mean those contracts, leases and other agreements listed on Schedule 1.1.2 hereof.

         (ff) "TRANSFERRED EMPLOYEES" shall mean those Employees employed by Exult pursuant to Section 5.4 hereof.


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         (gg) "TRANSFERRED EQUIPMENT" shall mean all furniture, fixtures, furnishings, leasehold improvements, machinery, equipment, computers and computer peripheral, telecommunication devices, spare parts, and other tangible personal property located at the Woodlands Facility (other than the items identified on Schedule 1.1.3), and all express and implied warranties with respect to any of the foregoing items. A list of certain items of Transferred Equipment is attached hereto as Schedule 1.1.4.

         (hh) "TRANSFERRED LICENSES" shall mean all permits, approvals, certifications, and authorizations (to the extent transferrable to Exult) held by Pactiv or PBS in connection with the other Purchased Assets, the Woodlands Facility, or the services to be provided by Exult under the Service Agreements, including those listed on Schedule 1.1.4 hereof.

         (ii) "WOODLANDS FACILITY" shall mean the premises leased by PBS at 8401 New Trails Drive, The Woodlands, Texas.

         1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement, and unless otherwise indicated shall have such meanings throughout this Agreement.

         1.3 OTHER DEFINITIONAL PROVISIONS.

         (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "including" means "including without limitation."

         (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         (c) The terms "dollars" and "$" shall mean United States dollars.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

         II.1 PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions set forth herein (a) Exult shall pay to Pactiv $3,500,000 as the purchase price for the Purchased Assets, (b) Pactiv and PBS shall sell, convey, transfer, assign and deliver to Exult all of Pactiv's and PBS's right, title and interest in and to the Purchased Assets, and (c) Pactiv and PBS shall assign to Exult, and Exult shall accept and assume, the Assumed Liabilities.

         II.2 RETAINED ASSETS AND RETAINED LIABILITIES. Notwithstanding anything herein to the contrary, (i) from and after the Effective Time each of Pactiv, PBS, and their Affiliates shall retain all of its direct or indirect right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Exult hereunder, the Retained


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Assets, and (ii) the Retained Liabilities shall be retained by Pactiv and/or
PBS, as applicable, and shall not be assumed by Exult hereunder.

         II.3 EFFECTIVE TIME. Subject to the satisfaction or waiver (by the party entitled to waive the condition) of all conditions set forth in Article VI, and the delivery by the parties of the items required by Section 2.4 and
Section 2.5 hereof, the transfer of the Purchased Assets, and the assignment and assumption of the Assumed Liabilities, shall be deemed to occur at the Effective Time.

         II.4 DELIVERIES BY EXULT. Prior to the Effective Time Exult shall deliver to Pactiv the following:

                  (a) PURCHASE PRICE. The purchase price, of which $500,000 plus the interest earned thereon shall come from the escrow previously established by the parties, and the balance of the purchase price paid by Exult. All payments shall be in immediately available funds, and paid by wire transfer to an account designated by Pactiv;

                  (b) ASSIGNMENT AND ASSUMPTION AGREEMENT. An Assignment and Assumption Agreement, in form and substance reasonably acceptable to Pactiv and Exult, pursuant to which Pactiv and PBS assign to Exult, and Exult assumes from Pactiv and PBS, the Assumed Liabilities (the "Assignment and Assumption Agreement"), duly executed by Exult;

                  (c) LEASE ASSIGNMENT. A duly executed copy of an Assignment and Assumption of Lease, in form and substance reasonably acceptable to Pactiv and Exult (the "Lease Assignment"), pursuant to which PBS assigns to Exult, and Exult assumes, the rights and obligations of PBS accruing from and after the Effective Time under the real estate lease listed as item 1 on Schedule 1.1.2 (the "Lease").

                  (d) ANCILLARY AGREEMENTS. A duly executed copy of each other Ancillary Agreement;

                  (e) REQUIRED CONSENTS. Evidence reasonably satisfactory to Pactiv that Exult has obtained all Consents identified on Schedule 4.3.

                  (f) CLOSING CERTIFICATES. The certificate required to be delivered pursuant to Section 6.2; and

                  (g) OTHER. Such other instruments or documents as Pactiv may reasonably request to effect the transactions contemplated by this Agreement

         II.5 DELIVERIES BY PACTIV. Prior to the Effective Time, Pactiv shall deliver to Exult the following:

                  (a) BILL OF SALE. A bill of sale, in form and substance reasonably acceptable to Pactiv and Exult, transferring to Exult all of the Purchased Assets (the "Bill of Sale"), duly executed by Pactiv and PBS;


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                  (b) ASSIGNMENT AND ASSUMPTION AGREEMENT. A copy of the
         Assignment and Assumption Agreement, duly executed by Pactiv and PBS;

                  (c) LEASE ASSIGNMENT. A copy of the Lease Assignment, duly executed by PBS;

                  (d) LICENSE ASSIGNMENTS. Assignments assigning to Exult all Transferred Licenses, duly executed by Pactiv and PBS, as applicable;

                  (e) ANCILLARY AGREEMENTS. A copy of each other Ancillary Agreement, duly executed by Pactiv, PBS, or TA, as the case may be;

                  (f) REQUIRED CONSENTS. Evidence reasonably satisfactory to Exult that Pactiv has obtained all Consents identified on Schedule 3.3.

                  (g) CLOSING CERTIFICATE. The certificate required to be delivered pursuant to Section 6.1; and

                  (h) OTHER. Such other instruments or documents as Exult may reasonably request to effect the transactions contemplated hereby.

         II.6 TRANSFER TAXES AND RECORDING FEES. Any and all Taxes (other than Taxes imposed on income or gains) or fees imposed or incurred by reason of the transfer of the Purchased Assets hereunder and/or the filing or recording of any instruments necessary to effect the transfer of the Purchased Assets hereunder, regardless of when such Taxes or fees are levied or imposed, including sales, use, value-added, excise, real estate transfer, lease assignment, stamp, transfer gains, documentary and similar Taxes and fees (the "Transfer Costs") shall be the responsibility of, and shall be paid by, Exult.

         II.7 CERTAIN TRANSFERS. If prior to Effective Time the parties shall have not received a Consent necessary for the transfer to Exult of any Purchased Asset, the failure to obtain such Consent shall not prevent consummation of the transactions contemplated hereby. In such case, the consummation of the transactions contemplated by this Agreement shall not constitute a transfer, or any attempted transfer thereof, and the asset affected thereby shall not be a "Purchased Asset." Rather, following the Effective Time, the parties shall use reasonable efforts, and cooperate with each other, to obtain promptly such Consent, provided that neither Pactiv nor Exult shall be required to pay any consideration therefor or incur any liability or obligation in connection therewith, other than filing, recordation or similar fees payable to any governmental authority, which fees shall be paid by Exult. To the extent that any such Purchased Asset cannot be transferred because a Consent was not obtained, until such Consent is obtained, Exult, Pactiv and PBS shall cooperate with each other in any reasonable and lawful arrangements (including subleasing or subcontracting if permitted) to provide to Exult the full economic (taking into account Tax costs and benefits) and operational benefits and liabilities of use of any such Purchased Asset. Once such Consent for the transfer of a Purchased Asset not transferred at the Effective Time is obtained, Pactiv or PBS shall


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promptly transfer or cause to be transferred, such Purchased Asset to Exult for no additional consideration.

         II.8 PURCHASE PRICE ALLOCATION. The purchase price for the Purchased Assets shall be allocated in accordance with Schedule 2.8.

         II.9 SALES AND USE TAXES. The parties will cooperate with each other in the event of the imposition or claimed imposition of any sales or use tax audit for any period covering the date of sale. Such assistance shall include providing adequate documentation to support a claim of occasional sale regarding the assets purchased in this Agreement.

         II.10 PRORATIONS. Any real or personal property Taxes with respect to the Purchased Assets and any charges for rent, operating expenses, utilities or similar items of expense shall be prorated as of the Effective Time. All such expenses due with respect to periods on or before the Effective Time shall be paid or satisfied by Pactiv or PBS, and all obligations due with respect to periods after the Effective Time shall be paid or satisfied by Exult.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF PACTIV AND PBS

         Pactiv and PBS makes the following representations and warranties, each of which (i) is true as of the date of this Agreement, and (ii) will be true at the Effective Time:

         III.1 ORGANIZATION AND QUALIFICATION. Each of Pactiv and PBS is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own and operate the Purchased Assets and to carry on the PBS Services as currently conducted. Each of Pactiv and PBS is qualified and in good standing in the state of Texas.

         III.2 CORPORATE AUTHORIZATION. Pactiv and PBS each has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance by Pactiv and PBS of this Agreement and each of the Ancillary Agreements to which it is a party have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Pactiv or PBS of this Agreement and each of the Ancillary Agreements. Pactiv is the sole shareholder of PBS.

         III.3 CONSENTS AND APPROVALS. Except as specifically set forth in
Schedule 3.3, no Consent is required to be obtained by Pactiv or PBS from, and no notice or filing is required to be given by Pactiv or PBS to or made by Pactiv or PBS with, any governmental authority or other Person or under any Transferred Contract, in connection with the execution, delivery and performance by Pactiv and PBS of this Agreement and each of the Ancillary Agreements, other than in all cases where the failure to obtain such Consent, or to give or make such notice or filing, would not materially impair or delay the ability of Pactiv or PBS to perform their obligations hereunder or materially impair the ability of Exult to own and use


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the Purchased Assets, use the Woodlands Facility, or to provide the services required to be provided by it under the Service Agreements.

         III.4 NON-CONTRAVENTION. The execution, delivery and performance by Pactiv and PBS of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the certificate of incorporation or bylaws of Pactiv or PBS, (ii) subject to obtaining the Consents referred to in Section 3.3, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Pactiv or PBS under, or to a loss of any benefit to which Pactiv or PBS is entitled under, any Transferred Contract or result in the creation of any Encumbrance upon any of the Purchased Assets; or (iii) assuming compliance with the matters set forth in Section 3.3, violate, or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority to which Pactiv or PBS is subject, other than, in the cases of clauses (ii) and
(iii), any conflict, breach, termination, default, cancellation, acceleration, loss, violation or Encumbrance which, individually or in the aggregate, would not materially impair or delay the ability of Pactiv or PBS to perform its obligations hereunder or materially impair the ability of Exult to own and use the Purchased Assets, use the Woodlands Facility, or to provide the services required to be provided by it under the Service Agreements.

         III.5 BINDING EFFECT. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of Pactiv or PBS, as the case may be, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors, rights and to general equity principles.

         III.6 LITIGATION AND CLAIMS. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of Pactiv or PBS, threatened, involving the PBS Services or any of the Purchased Assets. To the Knowledge of Pactiv or PBS, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or threatened involving the Woodlands Facility. None of the Purchased Assets is subject to any order, writ, judgment, award, injunction, or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators.

         III.7 TAXES. Pactiv and PBS have duly and timely filed (or caused to be duly and timely filed) each tax return required to be filed with any tax authority which includes or is based upon the Purchased Assets, or the operations, ownership or activities of the PBS Services, such tax returns were accurate, complete, and in compliance with law, in each case in all material respects, and all Taxes which were shown to be due on such tax returns have been paid prior to their due dates; provided, however, that the representations and warranties set forth in this paragraph are made only to the extent that (i) such Taxes are or may become Encumbrances on the Purchased Assets, or (ii) Exult is or may be liable for any such Taxes.


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         III.8 EMPLOYEE BENEFITS.

                  (a) Schedule 3.8 lists all Employee Benefit Plans currently maintained by Pactiv, PBS, or their Affiliates for the Employees or in which the Employees have the right to participate (collectively, the "Pactiv Plans"). None of the Pactiv Plans constitutes a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA. Pactiv has delivered true and complete copies of each such Employee Benefit Plan to Exult. Pactiv and PBS are in compliance, in all material respect, with each such Employee Benefit Plan. There are no actions, suits, or claims (other that routine claims for benefits) pending or, to the Knowledge of Pactiv and PBS, threatened, against such Pactiv Plans, and to the Knowledge of Pactiv and PBS, no facts exist which they believe will give rise to any actions, suits or claims (other than routine claims for benefits) against such Pactiv Plans or the assets of the Pactiv Plans.

                  (b) To the Knowledge of Pactiv and PBS, no Employee Benefit Plan is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental entity. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, resulting in material liability has occurred with respect to any Employee Benefit Plan. Pactiv and PBS have no Knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in or would result in any material liability to Pactiv, PBS, any trustee, administrator or fiduciary of any Employee Benefit Plan. Pactiv and PBS have delivered or made available to Exult, for each Employee Benefit Plan that is a pension plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and Pactiv and PBS are unaware of any fact or circumstances that would jeopardize the qualified status of each such pension plan or the tax exempt status of each trust created thereunder. No Pactiv Plan has an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA). No Pactiv Plans which are subject to Section 302 of ERISA or Section 412 of the Code has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. No Pactiv Plan has a "liquidity shortfall" as defined in Section 412(m)(5) of the Code. No notice has been required under Section 4011 of ERISA with respect to any Pactiv Plan. No event described in Section 401(a)(29)of the Code has occurred or can reasonably be expected to occur with respect to Pactiv or any of its Affiliates. No unreported "reportable event" (as that term is defined in Section 4043 of ERISA and for which the 30-day notice requirement has not been waived) has occurred with respect to any such Pactiv Plan within the last six years prior to the Effective Time, other than as may arise as a result of the consummation of the transactions contemplated by this Agreement. Other than pursuant to the Severance Benefit Plan, none of the Pactiv Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or as may be offered as individual conversion rights. Neither Pactiv, PBS or Exult have or will have any material liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Employee Benefit Plan that has been, or is, contributed to by any entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code), with Pactiv. Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 3.8(b) are made only to the extent that (i) the breach of such representations would or may give rise to Encumbrances on the Purchased Assets, or (ii) Exult is or may be liable for any amounts as a result of a breach of such representations or warranties.

         III.9 LABOR MATTERS. Neither Pactiv nor PBS is a party to any labor or collective bargaining agreement with respect to Employees, no Employees are represented by any labor organization and, to the Knowledge of Pactiv and PBS, there are no organizing activities (including any demand for recognition or certification proceedings pending or threatened in writing to be brought or filed with the National Labor Relations Board or other labor relations tribunal) involving the Employees. There are no complaints, charges or claims against Pactiv or PBS pending or, to the Knowledge of Pactiv or PBS, threatened to be brought or filed with any governmental authority, arbitrator or court based on or arising out of the employment by Pactiv or PBS of any Employee. There are no employment agreements between Pactiv or PBS and any Transferred Employee, other than retention agreements (which are Retained Liabilities). Pactiv and PBS are in compliance, in all material respects, with respect to the Transferred Employees with all laws relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security and similar taxes.

         III.10 TRANSFERRED CONTRACTS. Each Transferred Contract is a valid and binding agreement of Pactiv or PBS, as the case may be, and, to the Knowledge of Pactiv and PBS, is valid and binding agreement of the other party or parties thereto, and is in full force and effect. Pactiv has provided a true and complete copy of each Transferred Contract to Exult, including all amendments, modifications, supplements, certificates, subordinations and other documents relating thereto or incorporated therein. There has not occurred any default under any Transferred Contract on the part of Pactiv or PBS (other than non-material defaults, defaults which have been waived in writing by the other party thereto or cured in accordance with the terms of such Transferred Contracts) or, to the Knowledge of Pactiv and PBS, on the part of the other parties thereto, and, to the Knowledge of Pactiv and PBS, no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Transferred Contract. No past default has occurred which has resulted in loss of any material rights under any of the Transferred Contracts.

         III.11 PURCHASED ASSETS.

         (a) Pactiv or PBS has good and marketable title to the Purchased Assets, free and clear of all Encumbrances , except as set forth in Schedule
3.11 and for liens for Taxes, assessments and other governmental charges not yet due and payable (collectively, the "Permitted Encumbrances"). Pactiv and PBS have the right to use the Purchased Assets and, subject to the Consents specified in Schedule 3.3, to transfer the Purchased Assets to Exult. The delivery to Exult of the Ancillary Agreements will vest good and marketable title to the Purchased Assets in Exult, free and clear of all Encumbrances other than the Permitted Encumbrances and other than Encumbrances arising through Exult. The Purchased Assets and the other rights granted to Exult hereunder or under the Ancillary Agreements include all assets, rights and interests used by PBS to provide the services to be provided by Exult under the Services Agreement, in all material respects.

         (b) Each item of Transferred Equipment is in good operating condition and repair in all material respects, subject to normal wear and tear which is not material either individually or in the aggregate.

         III.12 LEASE.

         (a) Attached hereto as Schedule 3.12(a) is a true and complete copy of the Lease, including all amendments, modifications, supplements related thereto, including any waivers executed by PBS, and any other documents incorporated therein. PBS is the lessee under the Lease. PBS has not assigned, transferred or sublet all or any portion of the Woodlands Facility. The currently monthly Base Rent (as defined in the Lease) is $36,624.17, and the current monthly Additional Rent (as defined in the Lease) is $32,068.33. The landlord under the Lease does not hold any security deposit under the Lease. All rent, charges and other payments due to the landlord under the Lease have been paid in full through and including December 31, 1999.

         (b) To the Knowledge of Pactiv and PBS, (i) all of the buildings, improvements, fixtures, mechanical systems (including elevators, plumbing, heating, air conditioning, ventilation, and life safety), and electrical systems and emergency power systems located at the Woodlands Facility are in good operating condition and repair in all material respects, and (ii) the Woodlands Facility and the conduct of the PBS Services at the Woodlands Facility does not violate any applicable building code, zoning ordinance or other permit, law or regulation.

         (c) To the Knowledge of Pactiv and PBS, the Woodlands Facility is supplied with all utility services necessary for the operation thereof as it is currently operated. PBS has not experienced during the two years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including sanitary and industrial sewer service).

         (d) To the Knowledge of Pactiv and PBS, no part of the Facility is the subject of any pending or threatened condemnation or eminent domain proceeding.

         (e) There are no Persons in possession of any portion of the Woodlands Facility other than PBS and employees of Pactiv, Tenneco Management Company, and TA, and to the Knowledge of Pactiv and PBS no other Persons have any rights to occupy any portion of the Woodlands Facility.

         III.13 ENVIRONMENTAL MATTERS.

         (a) To the Knowledge of Pactiv and PBS, the Woodlands Facility and all operations conducted at the Facility comply with all Environmental Laws.

         (b) Pactiv or PBS have obtained all authorizations under Environmental Laws necessary for their operations at the Woodlands Facility and all such authorizations are in good standing, and Pactiv and PBS are in compliance with all material terms and conditions of such authorizations.

         (c) Neither Pactiv nor PBS nor, to the Knowledge of Pactiv and PBS, the owner of the Woodlands Facility, has received (i) any notice or claim to the effect that it is or may be liable to any person or entity as a result of or in connection with any Hazardous Substance used, stored, generated or disposed of at the Woodlands Facility; or (ii) any letter or request for information under
Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (41 U.S.C. Section 9604) or comparable state laws regarding the use, storage, generation or disposal of Hazardous Substances at the Woodlands Facility. To the Knowledge of Pactiv and PBS, none of the operations conducted at the Woodlands Facility is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at the Woodlands Facility or at any other location.

         (d) To the Knowledge of Pactiv and PBS, none of the operations conducted at the Woodlands Facility is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws.

         (e) Neither Pactiv nor PBS nor, to the Knowledge of Pactiv and PBS, any predecessor-in-interest of Pactiv or PBS with respect to the Woodlands Facility has filed any notice under any Environmental Law indicating past or present treatment or release of Hazardous Substances at the Woodlands Facility, and none of the operations at the Facility involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, other than in compliance in all material respects with all applicable Environmental Laws.

         (f) No Hazardous Substances used in the operations of Pactiv or PBS at the Woodlands Facility and, to their Knowledge, no other Hazardous Substances, exist on, under or about the Woodlands Facility in a manner that has a reasonable possibility of giving rise to a claim under Environmental Laws, and neither Pactiv nor PBS or any of their respective Affiliates has filed any notice or report of a release of any Hazardous Substance from the Woodlands Facility.

         (g) Neither Pactiv nor PBS or their respective Affiliates, and, to the Knowledge of Pactiv and PBS, none of their respective predecessors-in-interest with respect to the Woodlands Facility, has disposed of any Hazardous Substances generated on the Real Property in a manner that has a reasonable possibility of giving rise to a claim under Environmental Laws.

         (h) To the Knowledge of Pactiv and PBS, no underground storage tanks or surface impoundments are at the Facility. Pactiv and PBS have disclosed to Exult the existence of one aboveground storage tank at the Woodlands Facility, which has all required permits.

         (i) To the Knowledge of Pactiv and PBS, no lien claim or encumbrance in favor of any person or entity relating to or in connection with any claims under Environmental Laws has been filed or has been attached to the Woodlands Facility.

         (j) Neither Pactiv nor PBS or any of their respective Affiliates is subject to any outstanding written order or agreement with any governmental authority or private party relating to any Environmental Laws, or any claims under Environmental Laws, which in any way relate to the Woodlands Facility.

         III.14 COMPLIANCE WITH LAWS. To the Knowledge of Pactiv and PBS, neither Pactiv, PBS nor the Woodlands Facility is in violation of any provision of any law, decree, order or regulation (including the Americans with Disabilities Act and those relating to employment practices, health and safety); it being understood that nothing in this representation is intended to address any compliance issue that is the subject of any other representation or warranty set forth herein regarding compliance with specific laws. PBS has all Federal, state and local licenses, permits and other governmental authorizations required in the conduct of the PBS Services at the Woodlands Facility.

         III.15 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Pactiv or PBS who might be entitled to any fee or commission from Exult in connection with the transactions contemplated by this Agreement.

         III.16 YEAR 2000 COMPLIANCE. Pactiv and PBS have taken the following steps to addresses the "Year 2000" issue where existing systems and equipment are expected to remain in place beyond 1999: (i) Pactiv and PBS have developed a detailed process in place to identify and assess Year 2000 issues and to remediate, replace or establish alternative procedures addressing non-Year 2000 compliant systems, hardware, and equipment; (ii) Pactiv and PBS have substantially completed inventorying its systems and equipment, including computer systems and business applications, as well as date-sensitive technology embedded in its equipment and facilities; (iii) Pactiv and PBS continue to plan for and undertake remediation, replacement, or establishment of alternative procedures for non-compliant Year 2000 systems and equipment; and (iv) Pactiv and PBS continue to test remediated, replaced or alternative procedures for systems and equipment. Pactiv and PBS believe that approximately 99% of its major business applications systems had achieved Year 2000 compliance as of the date hereof. Remediation, replacement, or establishment of alternative procedures for systems and equipment have been and are being undertaken on a business priority basis.

         III.17 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article III, neither Pactiv, PBS, nor any other Person makes any other express or implied representation or warranty on behalf of Pactiv or PBS.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF EXULT

         Exult makes the following representations and warranties, each of which
(i) is true as of the date of this Agreement, and (ii) will be true at the Effective Time:

         IV.1 ORGANIZATION AND QUALIFICATION. Exult is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate and to carry on its business as currently conducted.

         IV.2 CORPORATE AUTHORIZATION. Exult has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Exult of this Agreement and each of the Ancillary Agreements have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Exult of this Agreement and each of the Ancillary Agreements.

         IV.3 CONSENTS AND APPROVALS. No Consent is required to be obtained by Exult from, and no notice or filing is required to be given by Exult to, or made by Exult with, any governmental authority or other Person in connection with the execution, delivery and performance by Exult of this Agreement and each of the Ancillary Agreements, other than in all cases where the failure to obtain such Consent, or to give or make such notice or filing, would not materially impair or delay the ability of Exult to perform its obligations hereunder.

         IV.4 NON-CONTRAVENTION. The execution, delivery and performance by Exult of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the Certificate of Incorporation or By-laws of Exult or (ii) violate or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority to which Exult is subject, other than any conflict, breach, termination, default, cancellation, acceleration, loss, violation or Encumbrance which, individually or in the aggregate, would not materially impair or delay the ability of Exult to perform its obligations hereunder.

         IV.5 BINDING EFFECT. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of Exult enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         IV.6 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Exult who might be entitled to any fee or commission from Pactiv or PBS in connection with the transactions contemplated by this Agreement.

         IV.7 FINANCIAL CAPABILITY. Exult has, and on the Effective Time will have, sufficient funds available, from cash on hand or from committed lines of credit, to pay the purchase price and otherwise to effect the consummation of the transactions contemplated by this Agreement.

         IV.8 EXULT'S BUSINESS. Exult is engaged in the business of providing services of the nature to be provided under the Service Agreements, and is not engaged in the design, development, manufacture, sale or distribution of automotive parts, modules, or systems for automotive original equipment manufacturers, or for the automotive resale and replacement market.

         IV.9 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article IV, neither Exult nor any other Person makes any other express or implied representation or warranty on behalf of Exult.

                                    ARTICLE V
                                    COVENANTS

         V.1 ACCESS. Pactiv and PBS shall permit Exult and its representatives to have access, during regular business hours and upon reasonable advance notice, to the Woodlands Facility, the Purchased Assets and Pactiv's and PBS's personnel, subject to reasonable rules and regulations of Pactiv, and shall furnish, or cause to be furnished, to Exult, any financial and operating data and other information that is available with respect to the services to be provided by Exult under the Services Agreement, the Purchased Assets and the Woodlands Facility as Exult shall from time to time reasonably request. Exult shall keep any and information furnished to it or its representatives pursuant to this Section 5.1 confidential until the Effective Time, subject to the provisions of the Service Agreements.

         V.2 CONDUCT OF BUSINESS. During the period from the date hereof to the Effective Time, except as otherwise contemplated by this Agreement or as Exult shall otherwise agree in writing in advance, PBS shall conduct the PBS Services in the ordinary and usual course, and use its reasonable efforts to preserve intact its business organization and its relationships with third parties. Notwithstanding the foregoing, except as set forth in Section 5.4 nothing shall require Pactiv or PBS to pay any retention or stay bonuses to any Employees. Neither Pactiv nor PBS shall, without Exult's prior written consent (which shall not be unreasonably withheld), (i) sell, lease or otherwise dispose of any of the Purchased Assets, (ii) modify, amend, terminate or waive any rights under any of the Transferred Contracts, (iii) increase the compensation or benefits payable or otherwise available to any of the Transferred Employees, other than increases effective as of January 1, 2000, as previously disclosed to

Exult, (iv) terminate or allow to lapse any of the Transferred Licenses, or (v) agree to do any of the foregoing.

         V.3 REASONABLE EFFORTS. The parties will cooperate and use their respective reasonable efforts to fulfill the conditions precedent to their and the other party's obligations hereunder, including securing as promptly as practicable all Consents, required in connection with the transactions contemplated hereby, provided that neither party shall be required to pay any consideration or otherwise incur any liability or obligation in connection with obtaining such Consents except as specifically set forth herein.

         5.4 COVENANTS REGARDING EMPLOYEES.

         (a) Schedule 5.4 sets forth a list of certain Employees, which Pactiv and PBS represent and warrant correctly lists the respective position, job location and salary rate of each Employee listed thereon. Subject to the provisions of this Section 5.4, as of the Effective Time Exult shall employ on an at-will basis all Employees listed on such Schedule, on the terms and subject to the conditions specified by Exult in its employment letters to such Employees in substantially the form disclosed to Pactiv (the Employees who are actually employed by Exult are referred to collectively as the "Transferred Employees").

         (b) The transfer to Exult of an Employee listed on Schedule 5.4 shall be conditioned upon the closing of the transactions contemplated by this Agreement and the Service Agreements, and upon such reasonable conditions as Exult may include in its employment letter to such Employee. Only upon the satisfaction of all such conditions shall an Employee become a Transferred Employee, and until such time (i) the Employee shall not be eligible for compensation from, or to participate in any benefit plans of, Exult, and (ii) Exult shall have no liability with respect to any Employee.

         (c) Any Employee listed on Schedule 5.4 who is (A) on an unpaid leave of absence at the Effective Time pursuant to the Family and Medical Leave Act of 1993, as amended, or (B) an Inactive Employee shall be treated as a Transferred Employee for purposes of this Agreement as of 12:01 a.m. of the day immediately following the last day of such leave or the condition which caused such Employee to be an Inactive Employee ceases (the "Leave Expiration Date"); provided, that
(i) as of the Leave Expiration Date, such Employee has met all other conditions precedent to employment by Exult, (ii) such employee has been medically released to return to work, if applicable, (iii) the Leave Expiration Date is no longer than 12 weeks after such leave commenced, and is reasonably capable of performing his or her former position with or without reasonable accommodation,
(iv) such Employee returns to his or her job on the first work day after the Leave Expiration Date, and (v) such Employee is identified to Exult by Pactiv or PBS promptly after the Effective Time.

         (d) Each employment letter to an Employee pursuant to this Section shall provide that the Employee shall initially be paid at the same base compensation rate, and initially shall have the same position and place of employment, as is listed on Schedule 5.4. The total compensation package provided to the Transferred Employees shall, in the aggregate, be approximately comparable to the total compensation package applicable to such Transferred Employees on the date hereof (excluding any retention bonuses for which any of the Transferred Employees may be eligible), as disclosed by Schedule 5.4 and
Schedule 3.8. The benefits initially available to the Transferred Employees shall include those listed on Schedule 5.4 (d) except as disclosed. Exult shall not be required to offer any benefits not available to other employees of Exult.

         (e) For purposes of eligibility, vesting and benefit accrual under Exult's vacation policy, severance policy and 401(k) plan, Exult shall grant all Transferred Employees credit for their years of service with Pactiv or Pactiv's Affiliates prior to the Effective Time, to the same extent such service had been taken into account under the Pactiv Plans. Exult shall offer coverage for medical benefits effective as of the Effective Time to all Transferred Employees in accordance with the terms of Exult's medical plan, provided, however, that
(i) any pre-existing condition limitation shall not apply to such Transferred Employee's participation in such plan and (ii) such medical plan shall grant credit against the deductible amount under such plan for eligible medical expenses previously paid by a Transferred Employee during the same plan year. Except as otherwise set forth herein, Transferred Employees shall be subject to the terms and conditions of Exult's plans, policies and programs.

         (f) Pactiv shall retain sponsorship of the Pactiv Plans and Exult shall not be entitled to any assets of the Pactiv Plans. If Exult maintains or establishes a defined contribution plan, such plan shall, subject to applicable law and receipt of written assurances reasonably acceptable to Exult as to the tax-qualified status of the Pactiv qualified plan(s) from which the relevant distributions would be made (the "Transferor Plans") and as to the eligibility of such distributions for rollover, accept eligible rollovers by Transferred Employees of such distributions; provided, however, that the distributions from the Transferor Plans are permitted under Section 401(k)(2)(B) of the Code, and that the Transferor Plans permit distributions upon the occurrence of an event described under Section 401(k)(10) of the Code.

         (g) Pactiv and PBS shall be responsible for all paid time off benefits, including vacation pay, sick pay and any other payments for time off of normal work hours ("Paid Time Off") accrued by Transferred Employees up to the Effective Time. Pactiv or PBS will pay out all accrued but unused Paid Time Off to Transferred Employees promptly after the Effective Time. During the six months following the Effective Time, Exult shall, to the extent a Transferred Employee has not accrued vacation time with Exult, allow such Transferred Employee vacation time off without pay up to a maximum of two weeks, scheduled according to Exult' s normal procedures.

         (h) Pactiv and PBS shall be responsible for payment of all retention bonuses for all Transferred Employees to whom Pactiv or PBS has agreed to pay such retention bonuses, subject to the terms thereof. At Exult's option, Exult may elect to pay such retention bonuses, after first obtaining written confirmation from Pactiv of the amount of the retention bonuses and that the retention bonuses are payable. If Exult makes such payment upon receipt of such confirmation, Pactiv and PBS shall promptly reimburse Exult for the amounts so paid.

         V.5 COMPLIANCE WITH WARN AND SIMILAR LAWS. The parties do not anticipate that there will be any major employment losses as a consequence of the transactions contemplated by this Agreement that might trigger obligations under the Worker Adjustment and Retraining Notification ("WARN") Act, 29 U.S.C.
Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation (referred to collectively as "WARN Obligations"). Nevertheless, to the extent that any WARN Obligations might arise with respect to the Transferred Employees solely as a consequence of the transfer of the Transferred Employees to Exult, it is agreed that Exult will timely give all notices to such Transferred Employees required to be given under WARN or other similar statutes or regulations of Texas relating to any plant closing or mass layoff or as otherwise required by any such statute. For this purpose, Exult shall be deemed to have caused a mass layoff if the mass layoff would not have occurred but for Exult's failure to employ the Transferred Employees in accordance with the terms of this Agreement, but Exult shall have no WARN Obligations with respect to any person not a Transferred Employee

         V.6 FURTHER ASSURANCES. At any time after the Effective Time, the parties shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by another party, and necessary for them or it to satisfy their or its respective obligations hereunder or obtain the benefits contemplated hereby. Similarly, if after the Effective Time Pactiv or PBS identifies any assets that should have been transferred to Exult as part of the Purchased Assets, but were not, Pactiv or PBS, as the case may be, shall transfer such assets to Exult without further consideration, provided that Pactiv and PBS will, to the extent such failure to include an asset constituted a breach of its representations and warranties under this Agreement, be liable to Exult for any Losses that might arise from such breach, subject to the conditions and limitations set forth herein.

         V.7 CERTAIN MATTERS RELATED TO RETAINED AND ASSUMED LIABILITIES.

         (a) With respect to all Retained Liabilities, Exult Indemnified Parties shall cooperate with Pactiv and PBS, provide Pactiv and PBS as promptly as possible with notices and other information received by such parties as well as all relevant materials, information and data requested by Pactiv and PBS and shall grant Pactiv and PBS, without charge, reasonable access to Exult's employees.

         (b) With respect to all Assumed Liabilities, Pactiv Indemnified Parties shall cooperate with Exult, provide Exult as promptly as possible with notices and other information received by such parties as well as all relevant materials, information and data requested by Exult and shall grant Exult, without charge, reasonable access to Pactiv's or PBS's employees.

         V.8 RECORDS AND RETENTION AND ACCESS. Exult shall keep and preserve in an organized and retrievable manner the Books and Records for at least five years from the Effective Time. Exult shall neither dispose of nor destroy such Books and Records without first offering to turn over possession thereof to by written notice to Pactiv and PBS at least thirty (30) days prior to the proposed date of such disposition or destruction. While such Books and Records remain in existence, Exult shall allow Pactiv and PBS, its representatives, attorneys and accountants, at the requesting party's expense, access to the Books and Records upon reasonable request and during normal business hours for the purpose of interviewing, examining and copying.

         5.9 CERTAIN RETAINED ASSETS. Exult shall have the right to continue to use the Retained Assets listed on Schedule 5.9 hereof, until March 31, 2000, provided that (a) with respect to the equipment that is leased by Pactiv or PBS pursuant to items 1 and 2 on Schedule 5.9, Exult shall pay Pactiv an amount equal to the pro rata lease costs of Pactiv with respect to such equipment, as reasonably determined by Pactiv, and (b) with respect to the independent contractors covered by the contract listed as item 3 on Schedule 5.9, Pactiv and Exult will agree on which persons shall, after the Effective Time, provide services to Exult, in which event Exult shall reimburse Pactiv for all costs associated with such persons accruing from and after the Effective Time, and shall indemnify Pactiv and PBS from and against any Losses accruing from and after the Effective Time with respect to such persons.

                                   ARTICLE VI
                                   CONDITIONS

         VI.1 CONDITIONS TO THE OBLIGATIONS OF EXULT. The obligation of Exult to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Exult) prior to the Effective Time, of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Pactiv and PBS contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time, as if made as of the Effective Time, and Exult shall have received a certificate to such effect dated the Effective Time and executed by a duly authorized officer of Pactiv and PBS.

         (b) COVENANTS. The covenants and agreements of Pactiv and PBS to be performed on or prior to the Effective Time shall have been duly performed in all material respects, and Exult shall have received a certificate to such effect dated the Effective Time and executed by a duly authorized officer of Pactiv and PBS.

         (c) NO LEGAL BAR. (i) There shall not have been instituted or threatened by any person, entity or authority (excluding Pactiv and its Affiliates) any legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement or to obtain damages with respect thereto, (ii) none of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and (iii) no action or proceeding (excluding proceedings instituted by or at the request of Pactiv or its Affiliates) shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby, or any action which has been taken by any of the parties in connection herewith.

         (d) NO MATERIAL ADVERSE CHANGE. Neither the Purchased Assets nor the Woodlands Facility shall have experienced any material adverse damage or destruction since the date hereof. If after the date hereof and prior to the Effective Time there occurs any material damage to or destruction of the Purchased Assets or the Woodlands Facility, Pactiv and PBS shall promptly notify Exult of such fact, furnish all relevant information to Exult, and defer the Effective Time by such time as Exult may reasonably request to allow it to inspect such damage or destruction and determine the consequences thereof. If the cost to repair such damage or destruction, as reasonably determined by the parties, is less than $250,000, and the parties agree that the repair can be completed within a time that meets Exult's business needs, Pactiv shall be required to make such repairs, and, at Exult's request, the Effective Time may be delayed until such repairs are substantially completed. If the parties are unable, within 60 days of the date of such casualty event (during which period the Effective Time shall be deferred), to agree upon the cost of such repairs or that the repairs can be completed within a time that meets Exult's business needs, either party shall have the right to terminate this Agreement. If the cost to repair such damage or destruction, as reasonably determined by the parties, is $250,000 or more, Pactiv shall not be required to make such repairs, but rather the parties shall negotiate in good faith with respect to such damage and destruction and, if no agreement can be reached with respect to such damage or destruction within 60 days of the date of such casualty event (during which period the Effective Time shall be deferred), either party shall have the right to terminate this Agreement.

         VI.2 CONDITIONS TO THE OBLIGATIONS OF PACTIV AND PBS. The obligation of Pactiv and PBS to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by in writing Pactiv and PBS) prior to the Effective Time of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Exult contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time, as if made as of the Effective Time, and Pactiv shall have received a certificate to such effect dated the Effective Time and executed by a duly authorized officer of Exult.

         (b) COVENANTS. The covenants and agreements of Exult to be performed on or prior to the Effective Time shall have been duly performed in all material respects, and Pactiv shall have received a certificate to such effect dated the Effective Time and executed by a duly authorized officer of Exult.

         (c) NO LEGAL BAR. (i) There shall not have been instituted or threatened by any person, entity or authority (excluding Exult and its Affiliates) any legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement or to obtain damages with respect thereto, (ii) none of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and (iii) no action or proceeding (excluding proceedings instituted by or at the request of Exult or its Affiliates) shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby, or any action which has been taken by any of the parties in connection herewith.

                                   ARTICLE VII
                            SURVIVAL; INDEMNIFICATION

         VII.1 SURVIVAL. The representations and warranties contained in this Agreement shall survive the Effective Time for a period of 12 months after the Effective Time, except that (i) the representations and warranties in Section 3.11(b) shall survive only until 11:59 p.m. (Houston Time) on January 30, 2000,
(ii) the representations and warranties in Section 3.13 and Section 3.16 shall terminate at the Effective Time. Any claim for indemnification for breach of this Agreement must be made during such survival period, if any, provided, however, that any claim for indemnification with respect to any Retained Liability or Assumed Liability (regardless of whether the Retained Liability or Assumed Liability also constitutes a breach of a representation or warranty under this Agreement) shall not be subject to any time limitation.

         VII.2 INDEMNIFICATION BY EXULT. Exult shall indemnify, defend and hold harmless Pactiv, PBS, their Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Pactiv Indemnified Parties") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including reasonable attorneys' fees) (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Pactiv Indemnified Parties, directly or indirectly, relating to or arising out of (a) subject to Section 7.4 hereof, any breach of any representation, warranty, covenant or agreement made by Exult contained in this Agreement, the Assignment and Assumption Agreement, or the Lease Assignment, and (b) the Assumed Liabilities. Pactiv and PBS acknowledge that this Article VII constitutes Pactiv's and PBS's sole remedy with respect to any of the matters referred to herein, provided that Pactiv or PBS shall be permitted to seek equitable or declaratory relief, where appropriate, and provided further that the parties' rights and obligations with respect to claims related to the provision of services under the Service Agreements shall be determined by such agreements.

         VII.3 INDEMNIFICATION BY PACTIV AND PBS. Pactiv and PBS shall jointly and severally indemnify, defend and hold harmless Exult, its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees (other than the Transferred Employees for acts they were responsible for while they were Employees of Pactiv or its Affiliates) and their heirs, successors and assigns (the "Exult Indemnified Parties" and, collectively with the Pactiv Indemnified Parties, the "Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Exult Indemnified Parties, directly or indirectly, relating to or arising out of (a) subject to Section 7.4 hereof, any breach of any representation, warranty, covenant or agreement made by Pactiv or PBS contained in this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the License Assignment, or the Lease Assignment, (b) the Retained Liabilities, or (c) any failure by Pactiv or PBS to obtain any Consent. Exult acknowledges that this Article VII constitutes Exult's sole remedy with respect to any of the matters referred to herein, provided that Exult shall be permitted to seek equitable or declaratory relief, where appropriate, and provided further that the parties' rights and obligations with respect to claims related to the provision of services under the Service Agreements shall be determined by such agreements.

         VII.4 LIMITATIONS. Neither party shall have any liability for any Losses with respect to the matters contained in Section 7.2(a) or Section 7.3(a) except to the extent (and then only to the extent) all Losses therefrom exceed an aggregate amount equal to $100,000, and then only for all such Losses in excess thereof up to an aggregate amount equal to $3,300,000. The foregoing deductible and cap shall not be applicable to Losses arising under Section 7.2(b) or Section 7.3(b) or (c), even if such Losses would also give rise to a claim under Section 7.2(a) or Section 7.3(a).

         VII.5 INDEMNIFICATION PROCEDURES. With respect to third-party claims, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.5. In the event that any written claim or demand for which Exult or Pactiv or PBS, as the case may be (an "Indemnifying Party"), would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 20 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"); provided, however, that failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder, except to the extent that such party is actually prejudiced thereby. The Indemnifying Party shall have 45 days from the personal delivery or mailing of the Claim Notice (or, if earlier, until the fifth day preceding the deadline for any responsive pleading to the claim or demand) (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not the Indemnifying Party desires to defend the Indemnified Party against such claim or demand. If the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, but it nevertheless desires to defend the Indemnified Party against such claim or demand, it may do so, specifically reserving its rights as against the Indemnified Party with respect to such claim or demand, provided that the Indemnifying Party may not settle such matter without the prior written consent of the Indemnified Party, such consent to not be unreasonably withheld. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings using counsel reasonably satisfactory to the Indemnified Party and shall have the sole power to direct and control such defense in a manner reasonably acceptable to the Indemnified Party. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, such consent to not be unreasonably withheld. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party without regard to the limitation in Section 7.4. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand unless such settlement or compromise provides solely for the payment of money damages by the Indemnifying Party. If the Indemnified Party elects to defend against such claim or demand, then the amount of any such claim or demand or that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense), shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 7.4, if applicable. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will cooperate with, and give the Indemnifying Party and its counsel reasonable access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. To the extent the Indemnified Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnifying Party will cooperate with, and give the Indemnified Party and its counsel reasonable access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnifying Party.

         VII.6 COMPUTATION OF LOSSES SUBJECT TO INDEMNIFICATION. the amount of any Loss for which indemnification is provided under this Article VII shall be computed net of any insurance proceeds or Tax benefits received by the Indemnified Party in connection with such Loss. No Indemnified Party shall be entitled to assert directly against an Indemnifying Party any claim for consequential, punitive, exemplary or similar damages. The foregoing sentence shall not limit an Indemnified Party's rights hereunder to be indemnified against any Losses (including punitive or exemplary) arising out of a third-party claim against it.

         7.7 CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. All amounts paid by Exult or Pactiv, as the case may be, under this Article VII shall be treated as adjustments to the purchase price for all Tax purposes.

         7.8 YEAR 2000 COMPLIANCE. Notwithstanding any other provision of this Agreement, if any of Purchased Assets that are used or intended to be used by Exult in connection with the input, output, storage or retrieval of date-related data are not Year 2000 Complaint, PBS will, at its expense, take all necessary actions to remediate such non-compliance, in a commercially reasonable manner. For purposes hereof "Year 2000 Complaint" means such assets will accept input, produce output, store, retrieve and make computations based on dates and date-related data such that (a) 19th, 20th and 21st century dates and date-related data are processed, displayed and transmitted to all recipients of such data correctly, regardless of the year and century in which the processing occurs, (b) no processing anomalies occur when the calendar or processing year changes, and (c) all algorithms, processes, methodologies, data formats and other aspects of such Purchased Assets comply with all applicable governmental guidelines, rules and regulations applicable to the processing of data-related data. Any claim under this Section 7.8 must be made within 12 months from the Effective Time, and PBS's obligation hereunder is subject to the cap, but not the deductible, of Section 7.4.

                                  ARTICLE VIII
                                   TERMINATION

         VIII.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

         (a) by agreement of the Parties; or

         (b) by either party, in accordance with Section 6.1(d), if the Purchased Assets or the Woodlands Facility shall have experienced any material damage or destruction since the date hereof in excess of $250,000, and the parties are unable to reach agreement with respect thereto; or

         (c) subject to Section 6.1(d), by a party who is not then in breach of its obligation under this Agreement if a condition precedent to its obligations under this Agreement has not been satisfied or waived by the Effective Date.

         VIII.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except that (a) provisions contained in this Section 8.2 and in Sections 9.1, 9.7, 9.8, 9.9 and 9.11 shall continue to be applicable notwithstanding such termination, and (b) nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination. In the event of a termination, the funds held in escrow, plus any interest thereon, shall be released to Exult in accordance with the escrow agreement pursuant to which such funds are held.

                                   ARTICLE IX
                                  MISCELLANEOUS

         IX.1 NOTICES. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile transmission (provided that the facsimile transmission is followed (no later than the next business day) by notice delivered in one of the other permitted manners) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

             To Exult: EXULT, INC.
                       Four Park Plaza
                       Suite 350
                       Irvine, California 92614
                       Telephone: (949) 250-8002
                       Fax: (949) 250-8086
                       Attn: Chief Financial Officer

             To Pactiv or PBS:  PACTIV CORPORATION
                                1900 West Field Court
                                Lake Forest, Illinois 60044
                                Telephone: (847) 482-2430
                                Fax: (847) 482-4589
                                Attn: General Counsel

         IX.2 AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Exult and Pactiv, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         IX.3 ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, provided, however, that Exult may assign its rights to an Affiliate or to a lender as security for any financing arrangements, provided that Exult shall remain liable for all of its obligations hereunder, including its obligation to pay and perform the Assumed Liabilities.

         IX.4 ENTIRE AGREEMENT. This Agreement (including the Preliminary Statements, and all Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for any Confidentiality Agreement between the parties, which will remain in full force and effect until the Effective Time, and shall then expire.

         IX.5 FULFILLMENT OF OBLIGATIONS. Any obligation of any party to any other party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

         IX.6 PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Exult, Pactiv, TA and the Indemnified Parties (to the extent mentioned herein), or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         IX.7 PUBLIC DISCLOSURE. Notwithstanding anything herein to the contrary, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of one of the parties (or its Affiliate) is listed, no press release or similar public announcement or communication shall ever, whether prior to or subsequent to the Effective Time, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by the parties hereto. It is the parties expectation to issue a jointly approved press release shortly following the Effective Time. Neither party may disclose the existence of the Service Agreements in advertising or marketing materials, including websites, without the prior written approval of the other party, such approval not to be unreasonably withheld.

         IX.8 RETURN OF INFORMATION. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated (a) Exult shall
(i) return immediately to Pactiv all documents, information, data, and all of the originals or copies of the Purchased Assets (including the Books and Records), (ii) destroy all other copies in its possession or in the possession of its Affiliates, directors, officers, employees, agents and attorneys, and
(iii) hold, and cause each of said parties to hold, all of such materials and the information contained therein or given to Exult by Pactiv and PBS, its Affiliates, directors, officers, employees, agents and attorneys, in confidence, and (b) Pactiv and PBS shall (i) return immediately to Exult all documents, information, data provided by it by Exult, (ii) destroy all other copies in its possession or in the possession of its Affiliates, directors, officers, employees, agents and attorneys, and shall hold, and (iii) cause each of said parties to hold, all of such materials and the information contained therein or given to Pactiv or PBS by Exult, its Affiliates, directors, officers, employees, agents and attorneys, in confidence.

         IX.9 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

         IX.10 BULK TRANSFER LAWS. Exult acknowledges that Pactiv and PBS have not taken, and does not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws and Exult waives the right to any claim, suit or action with respect to, or Losses arising from, such non-compliance. Pactiv and PBS will indemnify Exult against Losses in respect of violations of any such laws.

         IX.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contained in or contemplated by this agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Northern District of Illinois or any state court located in Cook County, Illinois (the "Chosen Courts") and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts,
(iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1 of this Agreement.

         IX.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

         IX.13 HEADINGS. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         IX.14 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

                                    PACTIV CORPORATION


                                    By: /s/ James Faulkner
                                       -----------------------------------------
                                    Name:   James Faulkner
                                    Title:  Vice President

                                    PACTIV BUSINESS SERVICES INC.


                                    By: /s/ James Faulkner
                                       -----------------------------------------
                                    Name:   James Faulkner
                                    Title:  Vice President

                                    EXULT, INC.


                                    By: /s/ Stephen M. Unterberger
                                       -----------------------------------------
                                    Name:   Stephen M. Unterberger
                                    Title:  COO

                             SCHEDULES AND EXHIBITS

SCHEDULES
---------

Schedule 1.1.1   -  Pactiv and PBS Employees with "Knowledge"
Schedule 1.1.2   -  Transferred Contracts
Schedule 1.1.3   -  Equipment located at the Woodlands Facility excluded from the Transferred Equipment
Schedule 1.1.4   -  Certain Transferred Equipment
Schedule 1.1.5   -  Transferred Licenses
Schedule 2.8        -  Allocation of Purchase Price
Schedule 3.3        -  Pactiv Consent and Approvals
Schedule 3.8        -  Pactiv Plans
Schedule 3.11       -  Encumbrances
Schedule 5.4        -  List of Transferred Employees
Schedule 5.4(d)     -  Exult Employee Benefit Plans
Schedule 5.9        -  Certain Retained Assets

EXHIBITS
--------

Exhibit A           -  Pactiv Service Agreement
Exhibit B           -  TA Service Agreement